Exhibit 99.1
                                      NEWS RELEASE

FOR IMMEDIATE RELEASE	Investor Contact: Michael Russell, 419.627.2233
https://ir.cedarfair.com	Media Contact: Gary Rhodes, 704.249.6119

CEDAR FAIR REPORTS RECORD RESULTS FOR 2022 FOURTH QUARTER AND FULL YEAR
•Record 2022 performance in net revenues, net income and Adjusted EBITDA driven by year-over-year increases in attendance (+38%) and out-of-park revenues (+27%), as well as near historical highs for in-park per capita spending
•Strong cash flows support progress on capital allocation priorities of strengthening the balance sheet, accelerating the return of capital to investors, and reinvesting in growth opportunities
•Declares quarterly cash distribution of $0.30 per LP unit, payable March 21, 2023
SANDUSKY, Ohio (Feb. 16, 2023) -- Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and immersive entertainment, today announced its 2022 fourth-quarter and full-year results, ended Dec. 31, 2022.
“I am extremely proud of the Cedar Fair team’s execution in 2022, which resulted in record annual performance, strong returns for investors, and millions of delighted guests at our parks,” said Cedar Fair President and CEO Richard A. Zimmerman. “We achieved the highest levels of revenues, net income and Adjusted EBITDA(1) in Cedar Fair’s history, and returned approximately $220 million of capital to unitholders in 2022, through the reinstatement of our quarterly cash distributions and the implementation of a new unit buyback program. At the same time, we strengthened the Company’s balance sheet by repaying $264 million of debt during the year and reducing year-end total net leverage(2) to 4.0x Adjusted EBITDA, back in line with pre-pandemic levels. Cedar Fair’s performance in 2022 validates our long-term growth strategies, and the importance of our guest-centric investments and commitment to delivering the most exciting and engaging experiences in the industry.”
2022 Fourth-Quarter Highlights
•Net revenues totaled a record $366 million, an increase of 4%, or $15 million, compared with Q4-2021. Compared to Q4-2019, net revenues increased by $109 million, or 42%.
•Net income was $12 million, an increase of $40 million compared with a net loss of $27 million in Q4-2021. Compared to Q4-2019, net income increased by $10 million.
•Adjusted EBITDA totaled $88 million, an increase of 20%, or $15 million, compared with Q4-2021. Compared with Q4-2019, Adjusted EBITDA increased by $33 million, or 61%.
•Attendance(3) totaled 5.3 million guests, which was comparable with attendance in Q4-2021. Compared with Q4-2019, attendance increased by 235,000 guests, or 5%.
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS 2022 FOURTH QUARTER AND FULL YEAR RESULTS
Feb. 16, 2023

•In-park per capita spending(3) was $63.33, an increase of 3% compared with Q4-2021, primarily due to increases in guest spending on admissions and food and beverage. Compared with Q4-2019, in-park per capita spending increased 36%, driven higher over the three-year period by meaningful increases in guest spending across all in-park revenue channels.
•Out-of-park revenues were a record $40 million, an increase of $6 million, or 18%, compared with Q4-2021. Compared with Q4-2019, out-of-park revenues increased by $12 million, or 41%.

2022 Full-Year Highlights
•Net revenues totaled a record $1.82 billion, an increase of 36%, or $479 million, compared with 2021. Compared to 2019, net revenues increased by $342 million, or 23%.
•Net income was a record $308 million, an increase of $356 million compared with a net loss of $49 million in 2021. Compared to 2019, net income increased by $135 million, or 78%.
•Adjusted EBITDA totaled a record $552 million, an increase of 70%, or $227 million, compared with 2021. Compared with 2019, Adjusted EBITDA increased by $47 million, or 9%.
•Attendance totaled 26.9 million guests, an increase of 38%, or 7.4 million guests, compared with 2021. Compared with 2019, attendance declined by 1.0 million guests, or 4%.
•In-park per capita spending was $61.65, a decline of less than 1% compared with 2021. Compared with 2019, in-park per capita spending increased 28%, driven higher over the three-year period by meaningful increases in guest spending across all in-park revenue channels.
•Out-of-park revenues were a record $213 million, an increase of $45 million, or 27%, compared with 2021. Compared with 2019, out-of-park revenues increased by $45 million, or 26%.

Balance Sheet and Capital Allocation Highlights
•On June 27, 2022, Cedar Fair announced the sale of the land at its California’s Great America amusement park for $310 million, with a lease agreement to operate the park for a period of up to 11 years. Proceeds from the sale were used to accelerate progress towards the Company’s capital allocation priorities of reducing debt, reinvesting in high-return projects within its portfolio, and reinstating its cash distribution to unitholders.
•On Feb. 10, 2023, the Company extended the maturity of its $300 million revolving credit facility from December 2023 to February 2028 subject to restrictions on the amount of notes outstanding, further fortifying its balance sheet and improving its financial flexibility. The Company expects to continue to use the facility for general purposes in the ordinary course of business.
•With the extension of its revolving credit facility, Cedar Fair has no debt maturities prior to 2025. At Dec. 31, 2022, Cedar Fair had total liquidity of approximately $381 million, including cash on hand and available borrowings under its revolving credit facility, and total net leverage of 4.0x Adjusted EBITDA.
•Through Jan. 31, 2023, the Company had repurchased approximately 5.0 million limited partnership units, or close to 9% of its total units outstanding at the beginning of 2022, under its $250 million unit repurchase program at a total cost of approximately $208 million.
•Consistent with the Company’s updated capital allocation strategy announced in August 2022, Cedar Fair’s Board of Directors today declared a cash distribution of $0.30 per limited partner (LP) unit, payable on March 21, 2023.

“The capital investments we made in 2022 delivered impressive returns, driving revenue growth across the portfolio through meaningful increases in attendance and out-of-park revenues, as well as near historical highs in in-park per capita spending. We maintained the strong momentum we built in the peak summer months
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS 2022 FOURTH QUARTER AND FULL YEAR RESULTS
Feb. 16, 2023

throughout a record fourth quarter, underscoring the continued strength of consumer demand and capping off an outstanding second half of the year,” said Zimmerman.
“In 2022, we sold a record 3.2 million season passes and generated more than $450 million in revenues from our suite of season-pass products, including all-season dining and all-season beverage,” added Zimmerman. “The strong performance of our all-season dining and beverage programs, along with increased transaction volumes and higher average transaction values, delivered a $144 million increase in food and beverage revenues during the year. With the reopening of two hotels and higher average daily room rates across most of the system, we also grew revenues at our resort properties by $33 million as compared with 2021. Most importantly, we achieved these results while continuing our growth investments and our disciplined cost management initiatives, including identifying seasonal labor hour efficiencies and flattening the year-over-year growth curve of our average seasonal wage rate, as we worked to offset general inflationary pressure.”
Zimmerman concluded, “The pace of recovery and our record results this past year reflect the strong consumer demand for our parks and resort properties, as well as for the special events programming and the immersive entertainment our parks offer. Additionally, today’s declaration of another quarterly cash distribution underscores the Board’s confidence in our company’s financial position and strategic path forward. With a strong balance sheet, and strong momentum on our capital allocation plan and key strategic initiatives, Cedar Fair is poised to continue delivering exceptional experiences for our guests and driving incremental returns for our investors in 2023.”
Results of Full-Year 2022 Compared to Full-Year 2021
Operating days in 2022 totaled 2,302, compared with 1,765 in 2021.
For the year ended Dec. 31, 2022, net revenues totaled $1.82 billion versus $1.34 billion for 2021. The increase in net revenues was largely attributable to a 537 operating day increase in the period, resulting in a 7.4-million-visit gain in attendance and a 27%, or $45 million, increase in out-of-park revenues. The increase in out-of-park revenues reflects incremental second-half 2022 revenues at Castaway Bay and Sawmill Creek Resort, two resort properties that were closed for renovations in 2021 and for the first half of 2022, as well as higher average daily room rates across much of the Company’s resort portfolio. In-park per capita spending in 2022 totaled $61.65, down less than 1% compared with $62.03 in 2021. The decrease in in-park per capita was due primarily to lower levels of guest spending on extra-charge products and pressure from a higher season pass mix.
Operating costs and expenses for 2022 totaled $1.29 billion, compared with $1.03 billion for 2021. The $259 million increase was due primarily to higher variable costs associated with the increase in operating days during 2022 versus 2021. The increase in operating costs and expenses also reflects higher full-time wages, primarily related to a planned increase in head count at select parks and incremental land lease and property tax costs associated with the sale-leaseback of the land at California’s Great America. Depreciation and amortization
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS 2022 FOURTH QUARTER AND FULL YEAR RESULTS
Feb. 16, 2023

expense in 2022 totaled $153 million, up $4 million from the prior year due primarily to the reduction of the estimated useful lives of the long-lived assets at California's Great America following the sale-leaseback of the land at the Santa Clara based park.
After the items noted above and a $155.3 million gain on the sale of the land at California's Great America during 2022, the Company’s operating income for 2022 totaled $520 million, compared with operating income of $148 million for 2021.
Interest expense for 2022 totaled $152 million, down $32 million from 2021 due to the early redemption of the Company’s 2024 senior notes in December 2021, and the repayment of its senior secured term loan facility and related termination of its interest rate swap agreements during 2022. The net effect of the Company’s swaps resulted in a $26 million benefit to earnings during 2022, compared with a $19 million benefit to earnings in 2021. The difference reflects the change in fair market value movement in the Company’s swap portfolio prior to the termination of the interest rate swap agreements. During 2022, the Company recognized a $2 million loss on early debt extinguishment upon full repayment of its senior secured term loan facility, and it recognized a $6 million loss on early debt extinguishment in 2021 related to the full redemption of its 2024 senior notes. Finally, the Company recognized a $24 million net charge to earnings in 2022 for foreign currency gains and losses related to the remeasurement of U.S. dollar-denominated notes to its Canadian entity’s functional currency, compared with a $6 million net charge to earnings in 2021.
For 2022, a $64 million provision for taxes was recorded to account for publicly traded partnership taxes and federal, state, local and foreign income taxes, compared to a $20 million provision for taxes in 2021. The increase in the Company’s provision for taxes in 2022 was due to an increase in pretax income from the Company’s taxable subsidiaries versus the prior year.
Accounting for the items above, net income for 2022 totaled $308 million, or $5.45 per diluted L.P. unit. This compares with a net loss of $49 million, or $0.86 per diluted LP unit, for 2021.
Adjusted EBITDA, which management believes is a meaningful measure of the Company’s park-level operating results, totaled $552 million in 2022, compared to Adjusted EBITDA of $325 million for 2021. The $227 million increase in Adjusted EBITDA was primarily the effect of early season operating restrictions in 2021, resulting in a 537-operating-day increase and the related improvement in attendance and out-of-park revenues, offset in part by an increase in operating expenses, particularly for cost of goods sold, labor, and other variable costs. See the attached table for a reconciliation of net income to Adjusted EBITDA.
Results of Full-Year 2022 Compared to Full-Year 2019
Given the effects of the COVID-19 pandemic and disruption of park operating calendars in 2020 and the first half of 2021, as well as a delayed opening date of July 5, 2021 at Canada’s Wonderland, the Company’s park near Toronto, in the prior year period, Cedar Fair is providing the following information comparing results for 2022
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS 2022 FOURTH QUARTER AND FULL YEAR RESULTS
Feb. 16, 2023

versus 2019. While the 2022 and 2019 seasons are more comparable, the 2022 results are not directly comparable with the 2019 results due to general inflationary impacts following three years of passed time, including rising costs coming out of the pandemic, and the acquisition of the two Schlitterbahn water parks in July of 2019.
Operating days in 2022 totaled 2,302, compared with 2,224 in 2019.
In 2022, the Company generated net revenues of $1.82 billion versus net revenues of $1.47 billion for 2019. The increase in net revenues was due primarily to a 28%, or $13.33, increase in 2022 in-park per capita spending and a 26%, or $45 million, increase in out-of-park revenues compared to 2019. These increases were partially offset by the impact of a 4%, or one million-visit, decline in attendance in 2022 versus 2019. The increase in in-park per capita spending was driven by higher levels of guest spending across all key revenue categories, particularly in admissions and food and beverage. The improved guest spending on food and beverage was the result of both higher average transaction values and increased transaction volume. The increase in out-of-park revenues was primarily attributable to higher average daily room rates across much of the Company’s resort portfolio, and an increase in online transaction fees charged to customers. The attendance decline in 2022 relative to 2019, was driven by an expected slower recovery in group sales attendance and the planned reduction of low-value ticket programs during the period.
Operating costs and expenses for 2022 totaled $1.29 billion, compared with $991 million for 2019. The increase was the result of a $38 million increase in cost of goods sold, a $222 million increase in operating expenses, and a $38 million increase in SG&A expense. Cost of goods sold as a percentage of food, merchandise and games revenue increased 0.6%, the result of general inflationary cost pressures. The $222 million increase in operating expenses was largely attributable to higher seasonal labor costs resulting from rising wage rates, higher full-time wages due primarily to increased full-time headcount at select parks, higher related employee taxes and benefits, the inclusion of the Schlitterbahn parks, higher costs for supplies, and higher land lease and property tax costs associated with the sale-leaseback of the land at California’s Great America. The increase in SG&A expense was primarily due to higher full-time wages, including higher incentive plan expenses, as well as an increase in transaction fees and technology-related costs. These increases in SG&A expense were offset in part by lower advertising expense, the result of a more efficient digital media program. Depreciation and amortization expense in 2022 totaled $153 million, down $17 million from 2019 due primarily to the full depreciation of property and equipment from our 2006 Paramount Parks acquisition.
After the items noted above and a $155.3 million gain on the sale of the land at California’s Great America during 2022, the Company’s operating income for 2022 totaled $520 million, an increase of $211 million, or 68%, compared with 2019. Net income for the year totaled $308 million, or $5.45 per diluted L.P. unit, which compares with net income of $172 million, or $3.03 per diluted LP unit, for 2019.
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS 2022 FOURTH QUARTER AND FULL YEAR RESULTS
Feb. 16, 2023

Adjusted EBITDA for 2022 totaled $552 million, compared with $505 million for 2019. The $47 million increase reflects higher net revenues attributable to higher in-park per capita spending, increased out-of-park revenues, and the inclusion of the two Schlitterbahn water parks for a full year, offset in part by higher labor costs and general inflationary pressures that increased other operating costs and expenses across our operations. See the attached table for a reconciliation of net income to Adjusted EBITDA.
Balance Sheet and Liquidity Highlights
Deferred revenues on Dec. 31, 2022, including non-current deferred revenue, totaled $173 million, compared with $198 million of deferred revenues on Dec. 31, 2021. Included in the prior-period balance was approximately $30 million of deferred revenue carryover related to the extension of 2020 and 2021 season passes into 2022 at Knott’s Berry Farm and Canada’s Wonderland due to pandemic-related park closures in those two markets. Excluding the carryover, deferred revenues at the end of 2022 would have been up approximately $5 million, or 3%, from the balance at the end of 2021.
As of Dec. 31, 2022, the Company had cash on hand of $101 million and $280 million available under its revolving credit facility, for total liquidity of $381 million. This compares to $420 million of total liquidity at the end of 2021. Net debt(2) on Dec. 31, 2022, calculated as total debt of $2.3 billion (before debt issuance costs) less cash and cash equivalents of $101 million, was $2.2 billion.
In February 2023, the Company extended the maturity of its $300 million revolving credit facility from December 2023 to February 2028 subject to restrictions on the amount of notes outstanding. The Company expects to continue to use the facility for general corporate purposes in the ordinary course of business.
Distribution and Unit Repurchases
From the inception of its $250 million unit repurchase program in August 2022 through Jan. 31, 2023, the Company had repurchased approximately 5.0 million limited partnership units at a total cost of approximately $208 million – representing approximately 9% of its total units outstanding at the beginning of 2022.
Today, the Company also announced the Cedar Fair Board of Directors has approved a quarterly cash distribution of $0.30 per LP unit, to be paid on March 21, 2023, to unitholders of record on March 7, 2023.
Conference Call
As previously announced, the Company will host a conference call with analysts starting at 10 a.m. ET today, Feb. 16, 2023, to further discuss its recent financial performance. Participants on the call will include Cedar Fair President and CEO Richard Zimmerman, Executive Vice President and CFO Brian Witherow and Corporate Director of Investor Relations Michael Russell.
Investors and all other interested parties can access a live, listen-only audio webcast of the call on the Cedar Fair Investors website at https://ir.cedarfair.com under the tabs Investor Information / Events & Presentations /
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS 2022 FOURTH QUARTER AND FULL YEAR RESULTS
Feb. 16, 2023

Upcoming Events. Those unable to listen to the live webcast can access a recorded version of the call on the Cedar Fair Investors website at https://ir.cedarfair.com under Investor Information / Events and Presentations / Past Events, shortly after the live call’s conclusion.
A digital recording of the conference call will be available for replay by phone starting at approximately 1 p.m. ET on Thursday, Feb. 16, 2023, until 11:59 p.m. ET, Thursday, Feb. 23, 2023. To access the phone replay, please dial (800) 770-2030 or (647) 362-9199, followed by Conference ID 3270518.
(1) Adjusted EBITDA is not a measurement computed in accordance with generally accepted accounting principles (GAAP). For additional information regarding Adjusted EBITDA, including how the Company defines and uses Adjusted EBITDA, see the attached reconciliation table and related footnotes.
(2) Total net leverage and Net debt are non-GAAP financial measures. See the attached reconciliation table and related footnote for the calculation of total net leverage and net debt. Total net leverage and net debt are meaningful measures used by the Company and investors to monitor leverage.
(3) Attendance and in-park per capita spending are non-GAAP financial measures. See the attached reconciliation table and related footnote for the calculations of attendance and in-park per capita spending. These metrics are used as major factors in significant operational decisions as they are primary drivers of our financial and operational performance, measuring demand, pricing, and consumer behavior.

About Cedar Fair
Cedar Fair Entertainment Company (NYSE: FUN), one of the largest regional amusement-resort operators in the world, is a publicly traded partnership headquartered in Sandusky, Ohio. Focused on its mission to make people happy by providing fun, immersive, and memorable experiences, the Company owns and operates 13 properties, consisting of 11 amusement parks, four separately gated outdoor water parks, and resort accommodations totaling more than 2,300 rooms and more than 600 luxury RV sites. Cedar Fair’s parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan, Texas and Toronto, Ontario.
Qualified Notice
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0 percent) of Cedar Fair, L.P.’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Cedar Fair’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.
Forward-Looking Statements
Some of the statements contained in this news release that are not historical in nature constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements as to the Company's expectations, beliefs, goals, and strategies regarding the future. These forward-looking statements may involve risks and uncertainties that are difficult to
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS 2022 FOURTH QUARTER AND FULL YEAR RESULTS
Feb. 16, 2023

predict, may be beyond our control and could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct or that the Company's growth strategies will achieve the target results. Important factors, including general economic conditions, the impacts of the COVID-19 pandemic, adverse weather conditions, competition for consumer leisure time and spending, unanticipated construction delays, changes in the Company’s capital investment plans and projects and other factors discussed from time to time by the Company in its reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance at the Company’s parks and the Company's growth strategies, and cause actual results to differ materially from the Company's expectations or otherwise to fluctuate or decrease. Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company's Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether a result of new information, future events, information, circumstances or otherwise that arise after the publication of this document.

This news release and prior releases are available under the News tab at http://ir.cedarfair.com

(financial tables follow)
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS 2022 FOURTH QUARTER AND FULL YEAR RESULTS
Feb. 16, 2023

CEDAR FAIR, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	Three months ended		Twelve months ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net revenues:
Admissions	$197,357	$193,950	$925,903	$674,799
Food, merchandise and games	115,795	105,703	602,603	432,513
Accommodations, extra-charge products and other	52,842	51,283	288,877	230,907
	365,994	350,936	1,817,383	1,338,219
Costs and expenses:
Cost of food, merchandise and games revenues	31,188	27,028	164,246	112,466
Operating expenses	188,592	202,717	864,304	698,242
Selling, general and administrative	66,045	51,479	260,592	219,758
Depreciation and amortization	26,833	35,897	153,274	148,803
Loss on impairment / retirement of fixed assets, net	3,896	4,613	10,275	10,486
Gain on sale of land	1	—	(155,250)	—
Loss on other assets	—	131	—	129
	316,555	321,865	1,297,441	1,189,884
Operating income	49,439	29,071	519,942	148,335
Interest expense	36,554	47,661	151,940	184,032
Net effect of swaps	—	(8,418)	(25,641)	(19,000)
Loss on early debt extinguishment	—	5,905	1,810	5,909
(Gain) loss on foreign currency	(452)	7,918	23,784	6,177
Other (income) expense	(1,633)	48	(3,608)	(300)
Income (loss) before taxes	14,970	(24,043)	371,657	(28,483)
Provision for taxes	2,615	3,176	63,989	20,035
Net income (loss)	12,355	(27,219)	307,668	(48,518)
Net income (loss) allocated to general partner	—	—	3	—
Net income (loss) allocated to limited partners	$12,355	$(27,219)	$307,665	$(48,518)

CEDAR FAIR, L.P.
UNAUDITED BALANCE SHEET DATA
(In thousands)

	December 31, 2022	December 31, 2021
Cash and cash equivalents	$101,189	$61,119
Total assets	$2,235,897	$2,313,020
Long-term debt, including current maturities:
Term debt	$—	$258,391
Notes	2,268,155	2,260,545
	$2,268,155	$2,518,936
Total partners' deficit	$(591,602)	$(698,488)
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS 2022 FOURTH QUARTER AND FULL YEAR RESULTS
Feb. 16, 2023

CEDAR FAIR, L.P.
RECONCILIATION OF ADJUSTED EBITDA
(In thousands)

	Three months ended			Twelve months ended
	December 31, 2022	December 31, 2021	December 31, 2019	December 31, 2022	December 31, 2021	December 31, 2019
Net income (loss)	$12,355	$(27,219)	$2,785	$307,668	$(48,518)	$172,365
Interest expense	36,554	47,661	28,550	151,940	184,032	100,364
Interest income	(1,508)	(28)	(912)	(3,621)	(94)	(2,033)
Provision (benefit) for taxes	2,615	3,176	(717)	63,989	20,035	42,789
Depreciation and amortization	26,833	35,897	32,628	153,274	148,803	170,456
EBITDA	76,849	59,487	62,334	673,250	304,258	483,941
Loss on early debt extinguishment	—	5,905	—	1,810	5,909	—
Net effect of swaps	—	(8,418)	(4,536)	(25,641)	(19,000)	16,532
Non-cash foreign currency (gain) loss	(361)	7,920	(8,533)	23,856	6,255	(21,061)
Non-cash equity compensation expense	5,502	3,521	3,674	20,589	15,431	12,434
Loss on impairment/retirement of fixed assets, net	3,896	4,613	1,150	10,275	10,486	4,931
Gain on sale of land	1	—	—	(155,250)	—	—
Loss (gain) on other assets	—	131	—	—	129	(617)
Acquisition-related costs	—	—	(76)	—	—	7,162
Other (1)	1,944	16	569	3,064	1,173	1,351
Adjusted EBITDA (2)	$87,831	$73,175	$54,582	$551,953	$324,641	$504,673

(1)    Consists of certain costs as defined in the Company's current and prior credit agreements. These items are excluded from the calculation of Adjusted EBITDA and have included certain legal expenses and severance and related benefits. This balance also includes unrealized gains and losses on short-term investments.

(2)    Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in the Company's current and prior credit agreements. The Company believes Adjusted EBITDA is a meaningful measure as it is widely used by analysts, investors and comparable companies in the industry to evaluate operating performance on a consistent basis, as well as more easily compare the Company's results with those of other companies in the industry. Further, management believes Adjusted EBITDA is a meaningful measure of park-level operating profitability and uses it for measuring returns on capital investments, evaluating potential acquisitions, determining awards under incentive compensation plans, and calculating compliance with certain loan covenants. Adjusted EBITDA is provided as a supplemental measure of our operating results and is not intended to be a substitute for operating income, net income or cash flows from operating activities as defined under generally accepted accounting principles. In addition, Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

CEDAR FAIR, L.P.
CALCULATION OF NET DEBT AND TOTAL NET LEVERAGE
(In thousands, except for ratio)

	December 31, 2022
Long-term debt, including current maturities	$2,268,155
Plus: Debt issuance costs	31,845
Less: Cash and cash equivalents	(101,189)
Net Debt (1)	$2,198,811
Total Net Leverage (Net Debt/Adjusted EBITDA) (1)	4.0	x
(1)    Net Debt and Total Net Leverage are non-GAAP financial measures used by the Company and investors to monitor leverage. The measures may not be comparable to similarly titled measures of other companies.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS 2022 FOURTH QUARTER AND FULL YEAR RESULTS
Feb. 16, 2023

CEDAR FAIR, L.P.
KEY OPERATIONAL MEASURES
(In thousands, except per capita and operating day amounts)

	Three months ended			Twelve months ended
	December 31, 2022	December 31, 2021	December 31, 2019	December 31, 2022	December 31, 2021	December 31, 2019
Attendance	5,309	5,320	5,074	26,912	19,498	27,938
In-park per capita spending (1)	$63.33	$61.42	$46.44	$61.65	$62.03	$48.32
Out-of-park revenues (1)	$39,921	$33,924	$28,256	$213,337	$167,978	$168,708
Operating days	376	384	362	2,302	1,765	2,224
(1)    In-park per capita spending is calculated as revenues generated within our amusement parks and separately gated outdoor water parks along with related parking revenues (in-park revenues), divided by total attendance. Out-of-park revenues are defined as revenues from resort, out-of-park food and retail locations, online transaction fees charged to customers, sponsorships and all other out-of-park operations. A reconciliation of out-of-park revenues to net revenues for the periods presented is as follows:

	Three months ended			Twelve months ended
(In thousands)	December 31, 2022	December 31, 2021	December 31, 2019	December 31, 2022	December 31, 2021	December 31, 2019
In-park revenues	$336,233	$326,826	$235,663	$1,659,183	$1,209,505	$1,349.903
Out-of-park revenues	39,921	33,924	28,256	213,337	167,978	168.708
Concessionaire remittance	(10,160)	(9,814)	(6,673)	(55,137)	(39,264)	(43.686)
Net revenues	$365,994	$350,936	$257,246	$1,817,383	$1,338,219	$1,474.925

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233